Exhibit 99.1


       Exten Industries Inc. Reports Pharmaceutical Validation,
                Commercialization, Record Revenues and
            Moves beyond Development Stage Classification


    WARWICK, R.I.--(BUSINESS WIRE)--April 14, 2003--Exten Industries Inc. (Exten) (OTCBB:EXTI) released consolidated financial results for its fiscal year ended Nov. 30, 2002.
    Most significant is growth in revenues to over $800,000 for the year, causing the company's independent accountants, J.H. Cohn, LLP to remove its Development Stage Company classification. The company's revenues have been steadily increasing since their one-year R&D agreement with Pfizer Inc. (NYSE:PFE) in 2001 and 2002. As a result, the independent accountants have deleted the cautionary wording in its filings with the SEC.
    "We are delighted that the company's proprietary human liver cell lines being delivered to major pharmaceutical companies are meeting their research requirements and expectations. As the drug discovery market develops and gains momentum, we can begin to focus on other applications for the company's cell lines," Jerry Newmin, chairman and chief executive officer stated.
    Greg Szabo, president of Exten, added, "We are very pleased to progress to the commercialization phase by providing a vital product to the pharmaceutical industry. We believe that our human liver cells will become the 'gold standard' for testing of new compounds in the drug discovery process. Exten is currently in discussions with several additional pharmaceutical firms that are testing Exten's liver cell lines with positive results. We anticipate new purchase commitments within the next two quarters."
    Exten provides pharmaceutical companies with liver cells for drug discovery through its subsidiary, MultiCell Technologies Inc. (MultiCell). The importance of using actual human liver cells for testing is the potential reduction in both cost and time to market:
According to the Pharmaceutical Research and Manufacturers of America, an industry trade group, only one in 5,000 compounds tested in the laboratory becomes a new drug, and it takes an average of 12 to 15 years to bring a drug to market, at a cost of over $500 million.
    MultiCell intends to develop its own cell based toxicological and drug screening tests. MultiCell is also investigating its highly specialized immortalized liver cell lines for various diagnostic and therapeutic uses, including the production of therapeutic proteins and liver stem cell transplantation. MultiCell's liver cells may also be utilized in applications such as Exten's Sybiol(R) synthetic bio-liver device.
    Exten's Xenogenics Corp. subsidiary is still in the R&D phase with the Sybiol(R) synthetic bio-liver. The company believes its Sybiol(R) bio-liver device and other competitive liver assist devices will be optimized by the use of MultiCell's liver cells.
    Exten is headquartered in Warwick, Rhode Island. Past news and more information are available on Exten's Web site, http://www.exten.com.

    The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: MultiCell Technologies
             Ron Faris, Ph.D., 401/738-7560